Exhibit 99.2.2

                             STOCK OPTION AGREEMENT

                  This STOCK OPTION AGREEMENT is made between COVOL TECHNOLOGIES, INC, a Delaware corporation (the "Company"), and Brent M. Cook (the "Optionee"). The Company and the Optionee agree as follows:

         1. Option Grant. The Company hereby grants to the Optionee the right and the option (the "Option") to purchase all or any part of 100,000 shares of the Company's Common Stock at a purchase price of $1.50 per share.

         2. Grant Date. This Option shall become effective on June 1, 1996 and shall continue in effect until June 1, 2006, unless earlier terminated upon the mutual written agreement of the Executive and the Company as provided in section 4 of the Employment Agreement between the Company and the Executive.

         3. Time of Exercise of Option. Subject to the provisions of section 2 of this Agreement, the Option for the entire 100,000 shares shall become exercisable on June 1, 1996.

         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date written above. COVOL TECHNOLOGIES, INC OPTIONEE

By: /s/Michael Midgley                                        /s/Brent M. Cook
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Title: President